CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (Nos. 33-65777, 33-65772, and 333-32731) and the Registration Statements on Form S-8 (Nos.
33-54881,   333-40717,   333-37533, 333-13475,   333-65373,  and  333-55747)  of
Halliburton Company of our report dated November 26, 1997 appearing on page 27 of Dresser Industries, Inc.'s Annual Report on Form 10-K for the year ended October 31, 1997 and included as Exhibit 99(d) of this Current Report on Form 8-K.



PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
October 23, 1998